Exhibit 5.1

OPINION OF BARRETT & MCNAGNY LLP

[BARRETT & McNAGNY LLP LETTERHEAD]

June 9, 2009

Steel Dynamics, Inc.

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Re: Steel Dynamics, Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as legal counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 27,000,000 shares of common stock, par value $0.0025 per share, of the Company (“Common Stock”) plus all or any part of 4,050,000 additional shares of Common Stock to cover overallotments, if any, pursuant to a Purchase Agreement dated June 3, 2009 among the Company and the several underwriters named therein (the “Share Purchase Agreement”), and (b) $287,500,000 aggregate principal amount of the Company’s 5.125% Convertible Senior Notes due 2014 (the “Convertible Notes”) plus all or any part of $37,500,000 aggregate principal amount of additional Convertible Notes to cover over-allotments, if any, pursuant to a Purchase Agreement dated June 3, 2009 among the Company, the Guarantors named therein and the several underwriters named therein (the “Note Purchase Agreement”).  The Convertible Notes will be convertible into shares of the Common Stock of the Company at an initial conversion rate of 56.9801 shares of the Company’s Common Stock per $1,000 principal amount of Convertible Notes, subject to adjustment (the “Conversion Securities”), in accordance with the terms of the Convertible Notes and the related Indenture dated as of June 9, 2009 (the “Indenture”) between the Company, the Initial Subsidiary Guarantors listed therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The aforesaid 27,000,000 shares of Common Stock to be purchased by the underwriters identified in the Share Purchase Agreement and all or any part of the 4,050,000 shares of Common Stock subject to the option described in Section 2(b) of the Share Purchase Agreement are hereinafter called, collectively, the “Securities.”

In connection with the foregoing, we have examined the (i) the Share Purchase Agreement, (ii) the Note Purchase Agreement, (iii) the Indenture, (iv) the definitive certificate for the Convertible Notes, (v) the Registration Statement on Form S-3 (Registration No. 333-159671) including Post-Effective Amendment No. 1 thereto, (collectively the “Registration Statement”) filed by the Company to register the Securities, the Convertible Notes and the Conversion Securities with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (vi) a copy of the Company’s Articles of Incorporation, as amended to date, a copy of the Amended and Restated Bylaws of the Company as amended to date, and (vii) such resolutions of the Board of Directors of the Company and other documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we assume the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, the genuineness of all signatures, the authority of such signatories and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.                                      When the Securities are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor, such Securities so issued will be validly issued, fully-paid and non-assessable under the laws of the State of Indiana; and

2.                                      When the Conversion Securities become issuable upon conversion or exercise of the Convertible Notes offered under the Registration Statement, in accordance with terms of such Convertible Notes, such Conversion Securities so issued will be validly issued, fully-paid and non-assessable under the laws of the State of Indiana.

We are members of the bar of the State of Indiana and the opinion expressed herein is limited to matters controlled by the laws of the State of Indiana and by applicable federal law.

We do not deem it necessary for purposes of this opinion, and, accordingly, we do not purport to cover herein, the application of the securities or “Blue Sky” laws of any of the states to the sale of these Shares.

The opinion expressed herein is rendered as of the date hereof, and we undertake no obligation, and hereby disclaim any kind of obligation, to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder promulgated by the Commission.

Very truly yours,

/s/ BARRETT & McNAGNY LLP

BARRETT & McNAGNY LLP